Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 30, 2021, is made by and among Nokomis ESG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Broadscale Acquisition Corp., a Delaware corporation (the “Company” or “Acquiror”), and Voltus, Inc., a Delaware corporation (“Voltus”). The Sponsor, the Company and Voltus are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Sponsor holds 8,625,000 shares of Acquiror Class B Common Stock and 6,266,667 Acquiror Private Placement Warrants (the “Forfeited Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, Voltus Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”), and Voltus, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into Voltus, with Voltus continuing on as the surviving entity and a wholly-owned subsidiary of the Company (the “Surviving Corporation”), on the terms and conditions set forth therein (the “Business Combination”); and

WHEREAS, in connection with the Business Combination, all of the 8,625,000 shares of Acquiror Class B Common Stock held by the Sponsor will be converted into 8,625,000 shares of Acquiror Class A Common Stock (such shares, the “Sponsor Shares” and such conversion, the “Sponsor Share Conversion”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Sponsor Shares” has the meaning set forth in the Recitals hereto. For the avoidance of doubt, Sponsor Shares shall not include any shares purchased pursuant to the Subscription Agreements.

“Subscription Agreements” means the Subscription Agreements, dated as of November 30, 2021, by and between the Company and Broadscale PIPE Investors.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Vesting. Subject to the Closing, 16.666% of the Sponsor Shares as of the Sponsor Share Conversion (a total of 1,437,442 Sponsor Shares) shall be subject to the vesting provisions set forth in this Section 2. The Sponsor agrees that it shall not Transfer any unvested Sponsor Shares prior to the date such Sponsor Shares become vested pursuant to this Section 2. Each holder of Sponsor Shares shall retain all of its rights as a stockholder of the Company with respect to any unvested Sponsor Shares, including the right to dividends on and the right to vote any unvested Sponsor Shares.

(a) If, at any time during the seven (7) years following the Closing Date (the “Measurement Period”), the VWAP of Acquiror Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 479,147 of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the First Earnout Achievement Date.

(b) If, at any time during the Measurement Period, the VWAP of Acquiror Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 479,147 of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Second Earnout Achievement Date.

(c) If, at any time during the Measurement Period, the VWAP of Acquiror Common Stock is greater than or equal to $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”, and together with the First Earnout Achievement Date and the Second Earnout Achievement Date, the “Earnout Achievement Dates”), then 479,148 of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Third Earnout Achievement Date.

(d) In the event that there is a Change of Control during the Measurement Period, to the extent they have not already occurred, the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control, and (i) 100% of the unvested Sponsor Shares owned by the Sponsor shall vest on the date prior to the closing of such Change of Control (to the extent such Sponsor Shares have not previously vested), (ii) thereafter, the obligations in this Section 2 shall terminate and no longer apply and (iii) the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Shares as the other holders of Acquiror Common Stock participating in such Change of Control.

(e) The Acquiror Common Stock price targets set forth in Section 2(a), Section 2(b) and Section 2(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Acquiror Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement).

(f) If the First Earnout Achievement Date, Second Earnout Achievement Date, Third Earnout Achievement Date or Change of Control has not occurred prior to the end of the Measurement Period, the Sponsor Shares subject to vesting upon such respective Earnout Achievement Date or Change of Control shall be forfeited by the Sponsor.

3. Sponsor Warrant Forfeiture. As of immediately prior to the Effective Time, but conditioned upon the Closing:

(a) Sponsor shall automatically irrevocably surrender and forfeit to Acquiror for no consideration, as a contribution to capital, the Forfeited Warrants (the “Sponsor Warrant Forfeiture”);

(b) the Forfeited Warrants shall be automatically and immediately cancelled by Acquiror (and shall direct Acquiror’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and

(c) the Acquiror and Sponsor shall take such actions as are necessary to cause the Forfeited Warrants to be retired and canceled, after which such Forfeited Warrants shall no longer be issued, outstanding, convertible, or exercisable.

4. Tax Treatment.

(a) Sponsor Share Conversion. The Parties intend that the Sponsor Share Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(b) Sponsor Warrant Forfeiture. The Parties intend that the Sponsor Warrant Forfeiture will be treated as a contribution to the capital of the Acquiror by Sponsor for U.S. federal income and corresponding state and local tax purposes.

5. Sponsor Support Agreement; Covenants.

(a) Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor were an original signatory to the Merger Agreement with respect to such provisions.

(b) No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares or Acquiror Warrants owned by Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

(c) New Shares. In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by Sponsor as of the date hereof.

(d) Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, Sponsor, certain former stockholders of the Company and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

(e) Certain Agreements of Sponsor.

(i) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:

(1) in favor of each Transaction Proposal;

(2) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(3) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(4) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(5) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Sponsor specified in this Section 5 shall apply whether or not the Merger or any action described above is recommended by the board of directors of Voltus.

(ii) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 11, 2021, by and among the Sponsor, Acquiror and the other parties thereto (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by Sponsor in connection with the transactions contemplated by the Merger Agreement.

(iii) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, Sponsor shall not modify or amend any Contract between or among Sponsor, anyone related by blood, marriage or adoption to Sponsor or any Affiliate of Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

(f) Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

(g) No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

(h) Waiver of Anti-Dilution Provision. Sponsor hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Acquiror, filed on February 12, 2021 (as may be amended from time to time, the “Charter”), the provisions of Section 4.3(b) of the Charter to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of Acquiror Common Shares. The waiver specified in this Section 5(h) shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of Acquiror Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

6. Representations and Warranties of the Sponsor. Sponsor represents and warrants as of the date hereof to Acquiror and the Company as follows:

a. Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of Sponsor.

b. Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

c. No Conflicts. The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

d. Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

e. Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

f. Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither Sponsor nor any anyone related by blood, marriage or adoption to Sponsor or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

g. Acknowledgment. Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

8. Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares after the Effective Time, to:

Nokomis ESG Sponsor, LLC
1845 Walnut Street
Suite 1111
Philadelphia, Pennsylvania 19103
Attention:	Jeffrey F. Brotman
Email:	jbrotman@hepcollc.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
C. Michael Chitwood
Email:	howard.ellin@skadden.com
michael.chitwood@skadden.com

(b) If to the Company prior to the Closing, or to the Company after the Effective Time, to:

Broadscale Acquisition Corp.
1845 Walnut Street
Suite 1111
Philadelphia, Pennsylvania 19103
Attention:	Jeffrey F. Brotman
Email:	jbrotman@hepcollc.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
C. Michael Chitwood
Email:	howard.ellin@skadden.com
michael.chitwood@skadden.com

(i) If to Voltus prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Voltus, Inc.
2443 Fillmore Street, #308-3427
San Francisco, California 94115
Attention:	Gregg Dixon
Laurie Harrison
Email:	greggdixon@voltus.co
lharrison@voltus.co

with copies to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, Texas 77002
Attention:	Ryan Maierson
Spencer Ricks
Andrew Moosmann
Email:	Ryan.Maierson@lw.com
Spencer.Ricks@lw.com
Andrew.Moosmann@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

9. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company or the Surviving Corporation hereunder shall be assigned or delegated by the Company or the Surviving Corporation in whole or in part.

(b) This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of holders of Sponsor Shares, including with respect to any of such Person’s vested Sponsor Shares that are transferred to any Permitted Transferee(s) in accordance with the terms of this Agreement.

10. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

14. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

16. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 16.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

18. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

NOKOMIS ESG SPONSOR, LLC

By:	/s/ John Hanna
	Name:	John Hanna
	Title:	Chief Financial Officer

BROADSCALE ACQUISITION CORP.

By:	/s/ Jeffrey F. Brotman
	Name:	Jeffrey F. Brotman
	Title:	Chief Legal Officer and Secretary

VOLTUS, INC.

By:	/s/ Greg Dixon
	Name:	Greg Dixon
	Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]